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                                                                       EXHIBIT 8



                          [ALSTON&BIRD LLP LETTERHEAD]



Philip C. Cook                                        Direct Dial: 404-881-7000



                                November 18, 1998


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

St. James Bancorporation, Inc.
1980 West Main Street
Lutcher, Louisiana  70071

      Re: Merger Involving Regions Financial Corporation and St. James Bancorporation, Inc.

Ladies and Gentlemen:

      We have served as special counsel to Regions Financial Corporation, a corporation organized under the laws of the State of Delaware ("Regions"), in connection with the reorganization of Regions and St. James Bancorporation, Inc., a corporation organized under the laws of the State of Louisiana ("St. James"), pursuant to the Agreement and Plan of Merger dated as of July 16, 1998 (the "Agreement"), which sets forth the terms of the merger of St. James with and into Regions (the "Merger"). In our capacity as special counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

      Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of St. James Common Stock issued and outstanding at the Effective Time shall be converted into a certain number of shares of Regions Common Stock as computed using the Exchange Ratio. As a result, stockholders of St. James shall become stockholders of Regions, and each of the subsidiaries of St. James shall continue to conduct its business and operations as a subsidiary of Regions. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").



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Regions Financial Corporation
St. James Bancorporation
November 18, 1998
Page 2


      In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including (i) the Agreement and (ii) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on November 18, 1998, as amended, including the Proxy Statement/Prospectus constituting part thereof (together the "Registration Statement"). In rendering the opinions expressed herein, we have assumed with the consent of Regions and St. James, that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.

      In rendering the opinions expressed herein, we have relied with the consent of Regions and St. James, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Regions and St. James to us dated November 5, 1998 and November 6, 1998, respectively (together, the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.

      Based on the foregoing, we are of the opinion that, under presently applicable federal income tax law:

      (1) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and St. James and Regions will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

      (2) No gain or loss will be recognized by holders of St. James Common Stock upon the exchange in the Merger of all of their St. James Common Stock solely for shares of Regions Common Stock (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock).

      (3) The aggregate tax basis of the Regions Common Stock received by holders of St. James Common Stock who exchange all of their St. James Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the St. James Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

      (4) The holding period of the Regions Common Stock received by holders who exchange all of their St. James Common Stock solely for Regions Common Stock in the Merger will include the holding period of the St. James Common Stock surrendered in



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Regions Financial Corporation
St. James Bancorporation
November 18, 1998
Page 3

exchange therefor, provided that such St. James Common Stock is held as a capital asset at the Effective Time.

      (5) The payment of cash to holders of St. James Common Stock in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the Regions Common Stock redeemed, as provided in Section 302(a) of the Code.

      (6) Where solely cash is received by a holder of St. James Common Stock in exchange for St. James Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's St. James Common Stock, subject to the provisions and limitations of
Section 302 of the Code.

      The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain shareholders of St. James with special situations, including, without limitation, shareholders who hold their St. James Common Stock other than as a capital asset, who received their St. James Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold their St. James Common Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.

      In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed were true on the date of the Certificates, and are true on the date hereof. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law. These opinions are provided solely for the benefit and use of Regions and St. James. No other party or person is entitled to rely on the opinions.


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Regions Financial Corporation
St. James Bancorporation
November 18, 1998
Page 4


      We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Federal Income Tax Consequences of the Merger" and "Description of Transaction--Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    ALSTON & BIRD LLP


                                    By: /s/ Philip C. Cook
                                        -------------------------
                                        Philip C. Cook, Partner